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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

            THIS AGREEMENT (together with the Exhibits incorporated herein, the "Agreement"), dated as of April 14, 2004 (the "Agreement Date"), is made among Solo Cup Investment Corporation, a Delaware corporation ("Company"), Solo Cup Company, an Illinois corporation having its principal place of business at 1700 Old Deerfield Road, Highland Park, Illinois 60035 ("Solo Cup Company"), and Susan H. Marks ("Executive"), residing at 225 Fairview Ave., Deerfield, IL 60015. References herein to the Company shall include, where applicable, the Company's Subsidiaries.

                                   ARTICLE I.
                                    PURPOSES

            The Board of Directors of the Company ("Board") has determined that it is in the best interests of the Company and its stockholders to retain the services of Executive on the terms and conditions set forth herein.

                                   ARTICLE II.
                               CERTAIN DEFINITIONS

            In addition to the terms specifically defined elsewhere in this Agreement, the following terms shall have the respective meanings indicated (unless the context indicates otherwise):

      2.1 "Agreement" means this Employment Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

      2.2   "Article" means an article of this Agreement.

      2.3   "Cause" means any of the following:

            (a) Executive's willful failure to perform Executive's duties (other than as a result of total or partial incapacity due to physical or mental illness); or

            (b) Executive's conviction of, or plea of NOLO CONTENDERE to, a crime constituting (i) a felony under the law of the United States or any state thereof, or (ii) a misdemeanor involving moral turpitude; or

            (c) Executive's willful malfeasance or willful misconduct in connection with Executive's duties which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates; or

            (d) Executive's breach of any non-competition, non-solicitation or confidentiality provisions, as specified in Article VII of this Agreement, to which

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      Executive is subject, excluding, however, any disclosure of confidential information made by Executive in the ordinary course of Executive's duties with a reasonable belief that it is in the furtherance of the Company's business; or

            (e) Executive's material breach of any other provision of this Agreement;

PROVIDED, HOWEVER, that "Cause" shall not include any act or omission described in subsection (a), (c), (d) or (e) above unless within 60 days after the earliest date on which the Board or any non-employee director of the Company has actual knowledge of such act or omission, the Company provides written notice to Executive and opportunity to cure such act or omission, and such act or omission is not cured to the reasonable satisfaction of the Board by Executive within ten
(10) business days of Executive's actual receipt of such notice.

      2.4 "Certificate of Designations" means the Certificate of Designations of Convertible Participating Preferred Stock of Solo Cup Investment Corporation dated February 27, 2004.

      2.5 "Change of Control" of the Company shall have the meaning set forth in Section 1.1 of the Stockholders' Agreement.

      2.6 "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

      2.7   "Convertible Preferred Units" or "CPUs" has the meaning set forth in
Section 3.6.

      2.8 "Disability" means any medically determinable physical or mental impairment that has lasted for a period of six (6) months within a consecutive twelve-month period, can be expected to be permanent or of indefinite duration, and renders Executive unable to perform the duties required under this Agreement. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

      2.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      2.10 "Excise Tax" means any excise tax imposed under Section 4999 of the Code.

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      2.11  "Good Reason" means any of the following:

            (a) a substantial diminution of Executive's position, authority, duties or responsibilities inconsistent with his position as set forth in
      Section 3.1;

            (b) any failure by the Company to comply with any provision of this Agreement or a Related Agreement;

            (c) any reduction in Executive's Salary or any material reduction in Executive's benefits, except if any such reduction is part of an across-the-board reduction of base salaries or benefits of the senior executives of the Company; and

            (d) the Company's material breach of any other provision of this Agreement;

PROVIDED, HOWEVER, that "Good Reason" shall not include any act or omission described in subsections (a) through (d) above unless within 60 days following the later of (i) the occurrence of such act or omission or (ii) Executive's knowledge of such act or omission, Executive provides written notice to the Company and opportunity to cure such act or omission, and such act or omission is not cured to the reasonable satisfaction of Executive within thirty (30) business days of the Company's actual receipt of such notice; and PROVIDED, FURTHER, that with respect to clauses (a) through (d) above, "Good Reason" shall cease to exist for any act or omission on the 60th day following the later of its occurrence or Executive's knowledge thereof.

      2.12 "Management Plan" means the Solo Cup Investment Corporation 2004 Management Investment and Incentive Compensation Plan.

      2.13 "Notice of Termination" means a written notice given in accordance with Section 8.9 and which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice and (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under such termination provision.

      2.14 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries,
(ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

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      2.15  "Principal Stockholders" means SCC Holding Company LLC ("Holdings
LLC"), Vestar Capital Partners IV, L.P. ("VCP"), Vestar Cup Investment, LLC ("Vestar Investment"), and Vestar Cup Investment II, LLC.

      2.16 "Registration Rights Agreement" means the Registration Rights Agreement, dated February 27, 2004, among the Principal Stockholders, the Company and Executive.

      2.17 "Related Agreement" means any of the Stockholders' Agreement, Registration Rights Agreement, and the Certificate of Designations.

      2.18  "Section" means a section of this Agreement.

      2.19 "Stockholders' Agreement" means the Stockholders' Agreement, dated February 27, 2004, among the Principal Stockholders, the Company, Executive and other management investors.

      2.20 "Subsidiary" shall have the meaning set forth in the Stockholders' Agreement.

                                  ARTICLE III.
                   POSITION, DUTIES, COMPENSATION AND BENEFITS

      3.1   POSITION AND DUTIES; AGREEMENT TERM.

            (a) POSITION. During the Agreement Term and until any earlier termination of Executive's employment pursuant to Article IV hereof, (the "Employment Period"), Executive shall be employed as Executive Vice President - Chief Financial Officer of Solo Cup Company, with duties, responsibilities, powers and authorities as specified by the Chief Operating Officer and President of Solo Cup Company, consistent with the office of Executive Vice President - Chief Financial Officer. Executive's services shall be performed principally at the Company's corporate offices in Highland Park, Illinois, subject to such reasonable travel as the performance of Executive's duties may require.

            (b) DUTIES. During the Agreement Term (other than periods of vacation, sick leave, or Disability to which Executive is entitled), Executive shall devote substantially all of Executive's attention and time to the business and affairs of the Company to discharge the duties assigned to Executive in accordance with this Agreement, and to use Executive's best efforts to perform faithfully and efficiently such duties. Notwithstanding the foregoing, during the Employment Period, Executive may (1) subject to the prior approval of the Chief Executive Officer or Chief Operating Officer of Solo Cup Company, serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (3) manage

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      personal investments, so long as such activities, either individually or in the aggregate, do not materially interfere with or conflict in any way with, the performance of Executive's duties under this Agreement and subject to the covenants set forth in Article VII.

      3.2 AGREEMENT TERM. The term of this Agreement ("Agreement Term") means the period commencing on the Agreement Date and ending on the third anniversary of the Agreement Date (the "Initial Term"), or if later, the date to which the Agreement Term is extended under the following sentence. On the last day of the Initial Term and the last day of each renewal pursuant to this sentence, the Agreement Term shall automatically be renewed for additional one-year periods unless the Company or Executive gives the other written notice ("Nonrenewal Notice") at least ninety (90) days before the expiration of the Agreement Term (as extended and as then in effect) that the Agreement shall not be renewed.

      3.3   BASE SALARY AND BONUS.

            (a) During the Employment Period, Executive shall earn a base salary at the rate of $390,000 per annum, payable in regular installments in accordance with the Company's payroll policy. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Salary". Such Salary shall be subject to review and increase (but not decrease) by the Board not less frequently than annually. In no event shall the amount of Executive's Salary (as may be increased from time to time) be reduced during the Employment Period.

            (b) During the Employment Period, Executive shall also be eligible to earn an annual bonus ("Bonus") for each fiscal year of the Company, subject to the Company's annual reduction of indebtedness by $50 million, equal to the following amount: (1) if the Company achieves 100% of target EBITDA for such fiscal year as set forth on Exhibit A hereto ("Target EBITDA"), a Bonus in the amount equal to 65% of the annual amount of Salary in effect on the last day of such fiscal year ("Target Bonus"); (2) if the Company achieves 85% of Target EBITDA for such fiscal year, a Bonus in an amount equal to 50% of Target Bonus; (3) if the Company achieves 115% of target EBITDA, a Bonus in an amount equal to 150% of Target Bonus. If the Company achieves between 85% and 100% or between 100% and 115% of Target EBITDA for such fiscal year, Executive's Bonus shall based on a linear sliding scale between the applicable targets. If the Company achieves more than 115% of Target EBITDA in any such fiscal year, Executive's Bonus shall increase dollar for dollar, provided that in no event shall the maximum Bonus payable to Executive exceed 200% of his Target Bonus (and Company performance beyond the point at which 200% of the Target Bonus is reached shall not result in any further increase in the Bonus). The Bonus for each fiscal year shall be paid to Executive by the Company in cash not later than the ninety (90) days after the end of such fiscal year.

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      3.4   OTHER BENEFITS.

            (a) BONUS AND INCENTIVE PLANS. During the Employment Period, Executive shall be eligible to participate in the Company's bonus and incentive plans or arrangements in effect from time to time that are applicable generally to executives of the Company, provided that Executive shall not be entitled to bonus under any such a bonus or incentive plan that is duplicative of the Bonus prescribed by Section 3.3.

            (b) SAVINGS AND RETIREMENT PLANS. During the Employment Period, Executive shall be eligible to participate in all savings and retirement plans provided by the Company as in effect from time to time, on the same basis as such savings and retirement benefits are generally made available to other executives of the Company.

            (c) WELFARE BENEFIT PLANS. During the Employment Period, Executive (and to the extent eligible, his dependents) shall be eligible to participate in all welfare benefit plans provided from time to time by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, individual life, group life, dependent life, accidental death and travel accident insurance plans, to the extent the Company maintains such welfare benefits from time to time), on the same basis as such welfare benefits are made available to other executives of the Company and their eligible dependents.

            (d) OTHER FRINGE BENEFITS. During the Employment Period, Executive shall be eligible to participate in fringe benefits provided by the Company from time to time on the same basis as such fringe benefits are made available to other executives of the Company.

            (e) EXPENSES. Executive shall be entitled to reimbursement of all reasonable employment-related expenses incurred by Executive during the Employment Period in the performance of Executive's duties hereunder upon the Company's receipt of accountings in accordance with the terms of the Company expense reimbursement policy for its executives.

            (f) OFFICE AND SUPPORT STAFF. During the Employment Period, Executive shall be entitled to an office of a size and with furnishings and other appointments and to secretarial and other assistance as it provides to executives of the Company generally.

            (g) VACATION. During the Employment Period, Executive shall be entitled to four weeks of paid vacation provided by the Company, which vacation shall be taken at a time mutually convenient to Executive and the Company.

      3.5 INITIAL OPTIONS. On or as soon as practicable following the Agreement Date, the Company shall grant Executive a nonqualified option to purchase 125,651

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shares of the Company's common stock pursuant to a Stock Option Award Agreement issued under the Company's 2004 Management Investment and Incentive Compensation Plan.

      3.6 DEFERRED EQUITY COMPENSATION. On or as soon as practicable following the Agreement Date, the Company shall credit a recordkeeping account maintained on behalf of Executive with 32 Convertible Preferred Units ("CPUs") pursuant to a Convertible Preferred Unit Award Agreement issued under the Company's 2004 Management Investment and Incentive Plan.

                                   ARTICLE IV.
                            TERMINATION OF EMPLOYMENT

      4.1 GENERAL. The Agreement Term and Executive's employment hereunder may be terminated at any time by either party and for any reason; provided that Executive will be required to give the Company at least 45 days advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of the Agreement, the provisions of this Article IV shall exclusively govern Executive's rights upon termination of employment with the Company and/or its affiliates. Any purported termination of employment by the Company for Cause or by Executive (other than due to Executive's death) shall be communicated by a Notice of Termination to the other party hereto.

      4.2 IF BY EXECUTIVE FOR GOOD REASON OR BY THE COMPANY OTHER THAN FOR CAUSE OR DISABILITY OR DEATH. The Agreement Term and Executive's employment hereunder may be terminated by the Company other than for Cause, death or Disability or by Executive's resignation for Good Reason. If, during the Agreement Term, the Company shall terminate Executive's employment (including, without limitation, by means of the expiration of the Agreement Term following the Company's election not to extend the Agreement Term) other than for Cause, Disability or death, or if Executive shall terminate employment for Good Reason, the Company's obligations to Executive, shall be as set forth below; PROVIDED, that Executive executes a release of claims in favor of the Company, its affiliates, officers and directors. Such release shall in no event release the Company from claims arising from (1) any applicable amounts to be paid hereunder following termination of Executive's employment, (2) any rights to indemnification under the Company's bylaws, charter, and applicable law, (3) any benefits to which Executive is entitled following termination of employment under any benefit plan of the Company or its Subsidiaries, or under applicable law, (4) any rights under the Management Plan, the Option Award Agreement, and the Convertible Preferred Unit Award Agreement following termination of Executive's employment, or (5) any rights to which Executive is entitled under the Stockholders' Agreement that continue following termination of employment.

            (a) The Company shall, as soon as practicable following the date of termination of employment (but in no event earlier than the expiration of the

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      revocation period under the release referred to in the immediately preceding paragraph) pay Executive

                  (1) a lump-sum cash amount equal to (A) all unpaid amounts of Salary and Bonus previously accrued to the benefit of Executive and (B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of termination; and such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (collectively, the "Accrued Obligations");

                  (2) a cash amount equal to the greater of (A) the amount of Salary that would have been paid over the remainder of the then current Agreement Term or (B) one and one-half times Salary, payable in accordance with normal payroll practices of the Company in substantially equal installments following the termination date (such period, the "Severance Period"); provided, however, that if the Executive violates the restrictive covenants described in Sections 7.1, 7.2, and 7.3 of this Agreement payments under this
            Section 4.2(a)(2) shall cease.

            (b) Until the earlier to occur of (i) expiration of the 12 month period immediately following the termination date or (ii) Executive is provided similar coverage by a new employer, the Company shall continue to provide to Executive with continued coverage under welfare benefit programs in which Executive was entitled to participate immediately prior to his termination date, on a basis that is no less favorable to Executive than would apply if the Executive was an active employee; PROVIDED, HOWEVER, that with respect to any such coverage that is provided on a pre-tax basis, the Company shall not be obligated, if not permitted by the terms of the applicable plan or by applicable law, to provide such coverage on a pre-tax basis, and PROVIDED FURTHER, HOWEVER, that in the event that Executive's participation in any such plan is barred by the terms thereof, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise be entitled to receive under such plans, program or arrangements. The Company may meet its obligations under this Section 4.2(b) by electing to provide, at the Company's expense, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

            Following Executive's termination of employment by the Company other than for Cause, death or Disability or by Executive's resignation for Good Reason, except as set forth in this Section 4.2 and in Section 8.15, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

      4.3 IF BY THE COMPANY FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. The Agreement Term and Executive's employment hereunder may be

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terminated by the Company for Cause and shall terminate automatically upon
Executive's resignation other than for Good Reason. If, during the term of the Agreement Term, the Company shall terminate Executive's employment for Cause, or if Executive shall terminate employment other than for Good Reason, the Company's obligations to Executive shall consist exclusively of payment of the Accrued Obligations. Following Executive's termination of employment by the Company for Cause or by Executive's resignation other than for Good Reason, except as set forth in this Section 4.3 and in Section 8.15, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

      4.4 IF UPON DISABILITY. The Agreement Term and Executive's employment hereunder may be terminated by the Company upon Executive's Disability. If Executive's employment is terminated by reason of Executive's Disability during the Agreement Term, the Company's obligations to Executive shall consist of: (a) the payment of the Accrued Obligations to Executive (or to Executive's representative, as the case may be), and (b) payment in cash to Executive (or to Executive's representative, as the case may be) of a Pro-Rata Bonus, payable as soon as practicable following the termination of Executive's employment. Following Executive's termination of employment by the Company for Disability, except as set forth in this Section 4.4 and in Section 8.15, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

      4.5 IF UPON DEATH. The Agreement Term and Executive's employment hereunder shall terminate automatically upon Executive's death. If Executive's employment is terminated by reason of Executive's death during the Agreement Term, the Company's obligations to Executive shall consist of: (a) the payment of the Accrued Obligations to Executive's estate or beneficiary and (b) payment in cash to Executive's estate or beneficiary of a Pro-Rata Bonus, payable as soon as practicable following Executive's death. Following Executive's termination of employment by the Company for Disability, except as set forth in this Section 4.5 and in Section 8.15, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

      4.6 CONTINUED EMPLOYMENT BEYOND THE EXPIRATION OF THE AGREEMENT TERM. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Agreement Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; PROVIDED that the provisions of Article VII of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

      4.7 BOARD/COMMITTEE RESIGNATION. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

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                                   ARTICLE V.

              LIMITATIONS ON PAYMENTS FOLLOWING A CHANGE OF CONTROL

      5.1 STOCKHOLDER APPROVAL. Notwithstanding anything in this Agreement to the contrary, any payments and benefits that are made or provided with respect to termination of Executive's employment on or after a Change of Control, shall be subject to shareholder approval requirements of section 280G(b)(5)(B) of the Code; PROVIDED, HOWEVER, this Section 5.1 will not apply if the Company is not eligible for the shareholder exemption under section 280G(b)(5)(A) of the Code at the time of the Change of Control. The Company agrees to use its reasonable efforts to obtain the approval of its stockholders in accordance with the aforementioned shareholder approval requirements.

      5.2 OTHER LIMITATIONS ON PAYMENTS. If at the time of a Change of Control, the Company is not eligible for the shareholder exemption under section 280G(b)(5)(A) of the Code, payments and benefits that are made or provided in connection with a Change of Control will be limited in the following manner:

            (a) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Executive in connection with a Change of Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change of Control or any Person affiliated with the Company or such Person) (all such payments and benefits, including the severance payments, being hereinafter called "Total Payments") would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments); provided, however, that the Executive may elect to have the noncash severance payments reduced (or eliminated) prior to any reduction of the cash severance payments.

            (b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of section 280G(b) of the Code shall be taken into account, (ii) no portion of the

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      Total Payments shall be taken into account which, in the opinion of tax counsel ("Tax Counsel") selected by the accounting firm (the "Auditor") which was, immediately prior to the Change of Control, the Company's independent auditor, does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code (including by reason of section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the base amount allocable to such reasonable compensation, and
      (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

            (c) At the time that payments are made under this Agreement, the Company shall provide the Executive with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement) for Executive's use in preparing his own tax returns.

                                   ARTICLE VI.
                            NO SET-OFF OR MITIGATION

      6.1 NO SET-OFF BY COMPANY. Executive's right to receive when due the payments and other benefits provided for under and in accordance with the terms of this Agreement is absolute, unconditional and not subject to set-off, counterclaim or legal or equitable defense.

      6.2 NO MITIGATION. Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive's employment by another employer or self-employment.

                                  ARTICLE VII.
                       CONFIDENTIALITY AND NONCOMPETITION

      7.1   CONFIDENTIALITY.

            (a) Executive will not at any time (whether during or after Executive's employment with the Company), except as reasonably necessary in connection with the performance of his duties hereunder (x) retain or use for the benefit,

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      purposes or account of Executive or any other Person, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

            (b) "Confidential Information" shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; PROVIDED that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

            (c) Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; PROVIDED that Executive may disclose to any prospective future employer the provisions of Article VII of this Agreement provided they agree to maintain the confidentiality of such terms.

      7.2 NONSOLICITATION. During the Employment Period, and if Executive's employment is terminated by the Company other than for Cause, Disability, or death, or by Executive for Good Reason, during the Severance Period, Executive shall not, directly or indirectly, (a) employ any employee of the Company and/or its affiliates, (b) interfere with the Company's or any of its affiliates' relationship with, or (c) employ or endeavor to employ any Person who is or was an employee of any business of the Company and/or its affiliates during the period commencing one (1) year prior to such solicitation or employment, provided, however, that if any employee of the Company applies for a job with Executive through general advertising or media, such employment shall not be deemed to be a breach of this Section 7.2.

      7.3 NONCOMPETITION. During the Employment Period, and if Executive's employment is terminated by the Company other than for Cause, Disability, or death, or by Executive for Good Reason, during the Severance Period, Executive shall not directly or indirectly engage in any Competitive Activity (as defined below) without the prior approval of the Board. "Competitive Activity" means to carry on, be engaged in or have any financial interest (other than an ownership interest of less than 1% in any publicly traded entity) in any Company Competitor (as such term is defined in the Stockholders' Agreement). After the Severance Period, Executive shall not be implicitly or explicitly restricted from engaging in Competitive Activity subject to his satisfaction of his obligations under this Section 7.3.

      7.4 It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Article VII to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

      8.1 SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Article VII would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

      8.2 REPRESENTATIONS; NONDISCLOSURE. Executive represents and warrants that he is not a party to any agreement, contract or understanding, employment or otherwise, which would restrict or prohibit him in any way from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

      8.3 NO ASSIGNABILITY. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

      8.4 SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business and/or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

      8.5 PAYMENTS TO BENEFICIARY. If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid to the beneficiary designated in writing by Executive, or if none is so designated, to Executive's estate.

      8.6 NON-ALIENATION OF BENEFITS. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

      8.7 SEVERABILITY. If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

      8.8 AMENDMENTS. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Executive.

      8.9 NOTICES. All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to Executive:

                  Susan H. Marks
                  225 Fairview Ave.
                  Deerfield, IL 60015

            If to the Company:

                  Solo Cup Investment Corporation
                  1700 Old Deerfield Road
                  Highland Park, Illinois  60035
                  Attention: Chief Operating Officer

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

      8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

      8.11 GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws principles.

      8.12 CAPTIONS. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

      8.13 TAX WITHHOLDING. The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

      8.14 NO WAIVER. Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

      8.15 NON-EXCLUSIVITY OF RIGHTS. This Agreement shall not prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company or any of its Subsidiaries and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with the Company or any of its Subsidiaries including but not limited to any Related Agreement. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan of the Company or any of its Subsidiaries and any other payment or benefit required by law at or after the termination date shall be payable in accordance with such plan or applicable law except as expressly modified by this Agreement. In addition, the awards granted to Executive under the Management Plan shall be governed by the terms of such plan and the award agreements thereunder.

      8.16 PRIOR AGREEMENTS. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates including, without limitation, the Employment, Confidentiality and Non-Competition Agreement dated March 24, 2003, between Executive and Solo Cup Company.

      8.17 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Company and Executive with respect to its subject matter.

      8.18 PAYMENTS DUE HEREUNDER. The payment obligations of the Company hereunder shall be met by the payment of such amounts to Executive by Solo Cup Company or a Subsidiary or affiliate of the Company.

            IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

                                        SOLO CUP INVESTMENT CORPORATION


                                        By: /s/ Ronald L. Whaley
                                            -----------------------------------

                                        Title: President
                                               --------------------------------

                                        SOLO CUP COMPANY

                                        By: /s/ Ronald L. Whaley
                                            -----------------------------------

                                        Title: President
                                               --------------------------------


                                        /s/ Susan H. Marks
                                        ---------------------------------------
                                        Susan H. Marks

                                                                       EXHIBIT A

                                EBITDA TARGETS(1)


The targets (in millions) are as follows:

                2004       2005       2006       2007       2008
                ----       ----       ----       ----       ----
EBITDA          $  205.5   $  236.8   $  264.4   $  277.3   $  290.3


--------
(1) EBITDA shall have the meaning set forth in the "Consolidated EBITDA" definition set forth in the Company's revolving credit agreement. Note also that all EBITDA target numbers shall be calculated after payment of bonuses.

                                     - 18 -